Exhibit 99

Taubman Centers, Inc. 200 East Long Lake Road Suite 300Bloomfield Hills, Michigan 48304-2324	T 248.258.6800

CONTACT:

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES SALE OF 1,750,000 COMMON SHARES

BLOOMFIELD HILLS, Mich., June 14, 2011 - - Taubman Centers, Inc. (NYSE:  TCO) today announced the sale of 1,750,000 common shares to Goldman, Sachs & Co. as the sole underwriter in an underwritten public offering pursuant to its effective shelf registration statement filed today with the Securities and Exchange Commission.

The underwriter will be granted a 30-day option to purchase up to an additional 262,500 common shares.

The Company intends to use the net proceeds of this offering to reduce outstanding borrowings under its $615 million revolving credit facilities.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering.  A copy of the prospectus supplement and prospectus relating to these securities may be obtained by contacting Goldman, Sachs & Co., 200 West Street, New York, New York 10282.  Attn:  Prospectus Department or by calling toll-free 1-866-471-2526.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  The offering may be made only by means of the prospectus and related prospectus supplement.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 26 U.S. owned, leased and/or managed properties, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong.

References in this press release to “Taubman Centers”, “company” or “Taubman” mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the continuing impacts of the U.S. recession and global credit environment, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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